Exhibit 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

18 May 2006

Shire plc (the "Company")

The Company announces that it was notified on 17 May 2006, in accordance with Sections 198 to 202 of the Companies Act, that as at 12 May 2006, Barclays PLC, through its associated companies, held a notifiable interest, in aggregate, of 54,603,269 ordinary shares of £0.05p each (“Shares”) in the capital of the Company. These holdings represent 10.95 per cent of the issued ordinary share capital of the Company.

A non-material holding of 21,003,312 Shares representing 4.21 per cent of the issued share capital of the Company is included in this notification from Barclays PLC (“Barclays”). Barclays’ previous notification to the Company on 2 November 2005 disclosed a notifiable interest of 20,290,124 Shares representing 4.10 per cent of the issued share capital at that date. This previous notification excluded Barclays’ non-material holdings in the Company.

T May
Company Secretary

For further information please contact:
Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC
 Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on central nervous system, gastrointestinal, general products and human genetic therapies. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Registered in England 2883758 Registered Office as above

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.